SUBSIDIARIES OF THE REGISTRANT

              (All Subsidiaries are Wholly Owned by the Registrant)


Arterial Vascular Engineering B.V. (The Netherlands)

Arterial Vascular Engineering Canada, Inc. (Canada)

AVE Espana, S.L. (Spain)

Arterial Vascular Engineering GmbH (Germany)

AVE International Sales, Inc. (Barbados)

AVE Italia, S.r.l. (Italy)

AVE Manufacturing, Inc. (California)

Proprietary Extrusion Technologies, Inc. (California)

Arterial Vascular Engineering PTE. LTD. (Singapore)

Arterial Vascular Engineering SARL (France)

Arterial Vascular Engineering (Schweiz) AG (Switzerland)

Arterial Vascular Engineering UK Limited (United Kingdom)

AVE Portugal S.A. (Portugal)

AVE Massachusetts, Inc. (Delaware)